UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 19, 2013

MANITEX INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Michigan	001-32401	42-1628978
(State or Other Jurisdiction of Incorporation )	(Commission File Number)	(IRS Employer Identification No.)

9725 Industrial Drive, Bridgeview, Illinois 60455

(Address of Principal Executive Offices) (Zip Code)

(708) 430-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Company enters into a new $64 million credit facility

On August 19, 2013, Manitex International, Inc. (the “Company”) and its U.S. subsidiaries (together, the “U.S. Borrowers”), and its Canadian subsidiary, Manitex Liftking ULC (“Liftking”), as the Canadian Borrower, entered into a credit agreement (“Credit Agreement”) with Comerica Bank (“Comerica”) and certain other lenders, who become participants under the credit agreement. Comerica is serving as the U.S. Agent for All Lenders (“U.S. Agent”), Administrative Agent (“Administrative Agent”) and Sole Lead Arranger, and through its Toronto branch, is serving as Canadian Agent for all Canadian Lenders (“Canadian Agent”).

The Credit Agreement (see Exhibit 10.1) provides the Company with financing of $64 million (“Financing”) comprised of (a) a $40 million Senior Secured Revolving Credit Facility to the U.S. Borrowers (“U.S. Revolver”), (b) a $15 million Secured Term Loan to the U.S. Borrowers (“Term Loan”) and (c) a $9 million (or the Canadian dollar equivalent amount) Senior Secured Revolving Credit Facility to the Canadian Borrower (“Canadian Revolver”). The three aforementioned credit facilities each mature on August 19, 2018. The Financing replaces all of the existing credit facilities between the Company and its subsidiaries and Comerica, except for the Manitex Liftking ULC $2.0 million Specialized Canadian Export Facility with Comerica.

The proceeds from the U.S. Revolver and the Canadian Revolver are being used to repay the amounts outstanding under the existing $32 million U.S. revolving credit facility, the $8 million Canadian revolving credit facility and the $2 million revolving credit facility – equipment line. The $15 million in proceeds from the Term Loan will be used to fund the $13 million cash payment that is being made in connection with the Company’s previously announced purchase of the business of Sabre Manufacturing, LLC, together with related expenses and bank fees related to the Financing, with the balance being used to provide working capital and for general corporate purposes.

Availability under the Revolvers

The $40 million U.S. Revolver is a secured financing facility under which borrowing availability is limited to existing collateral as defined in the agreement. The maximum amount available is generally limited to the sum of (a) 85% of eligible receivables, plus (b) the lesser of 50% of eligible inventory or $18 million, and (c) the lesser of 80% of used equipment, acquired for resale or rent, or $2 million. Comerica also provides a Swing Line (“Swing Line”) of $5.0 million as an accommodation to the U.S Borrowers. Any outstanding borrowings under the Swing Line will reduce the availability of the U.S. Revolver.

The $9 million Canadian Revolver is a secured financing facility under which borrowing availability is limited to existing collateral as defined in the agreement. The maximum amount available is generally limited to the sum of (a) 85% of eligible receivables, plus (b) 30% of eligible work-in-process inventory not to exceed $850 and (c) 50% of eligible inventory excluding work in process inventory. Under the agreement, total inventory collateral, however, cannot exceed $5,500 minus priority payables.

Interest rates

The U.S. Revolver and the Term Loan bear interest, at the Company’s option at the base rate (“Base Rate”) plus the spread or an adjusted LIBOR rate plus the spread. Borrowings under the Swing Line will bear interest at the Base Rate plus the spread. The Canadian Revolver interest rate is based on the U.S. Prime rate plus the spread for U.S. dollar borrowing or the Canadian prime plus the spread for Canadian dollar borrowings. The U.S Base Rate is the greater of the Agent prime rate, the federal funds rate plus 1.00% or the 30 day LIBOR Adjusted Daily plus 1.00%.

For the U.S. Revolver the interest rate spread for Base Rate is between 1.625% and 2.250% and for LIBOR the spread is between 2.625% and 3.250% in each case with the spread being based on the consolidated total debt to consolidated adjusted EBITDA ratio, as defined in the Credit Agreement, for the preceding twelve months. For the Term Loan the interest rate spread for Base Rate is between 2.00% and 2.75% and for LIBOR the spread is between 3.00% and 3.750% in each case with the spread being based on the consolidated total debt to consolidated adjusted EBITDA ratio, as defined in the Credit Agreement, for the preceding twelve months. For the Canadian Revolver, the interest rate spread for U.S. prime based borrowing is between 0.00% and 0.25% and for Canadian prime based borrowings the interest rate spread is between 0.00% and 0.75%, in each case with the spread being based on the consolidated total debt to consolidated adjusted EBITDA ratio, as defined in the Credit Agreement, for the preceding twelve months. Additionally, the U.S. Revolver and the Canadian Revolver have an annual credit facility fee that is between 0.375% and 0.50% that is payable quarterly and with the fee being determined each quarter based on the consolidated total debt to consolidated adjusted EBITDA ratio, as defined in the Credit Agreement, for the preceding twelve months.

Fees

Under the terms of the Credit Agreement, the Company is required to pay customary closing fees for a credit facility of this size and type.

Term Loan Payments

The Company is required to make quarterly installment payments of $750,000 payable on the first day of each quarter commencing with October 1, 2013 until all remaining outstanding principal plus accrued interest has been repaid. The Company may be required to make an additional mandatory annual principal payment on April 1 of each year beginning on April 1, 2014. The payment is required if the Company has excess cash flow for the preceding fiscal year as defined in the Credit Agreement. The Company may also prepay the Term Loan, in whole or in part, at any time without premium or penalty. Amounts repaid or prepaid with respect to the Term Loan may not be reborrowed.

Covenants and Defaults

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur additional indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, pay dividends or make distributions, repurchase stock, in each case subject to customary exceptions for a credit facility of this size and type.

The Company is also required to comply with certain financial covenants as defined in the Credit Agreement including maintaining (1) a Minimum Fixed Charge Coverage ratio of not less than 1.25 to 1.0, (2) a Maximum Senior Secured First Lien Debt to Consolidated Adjusted EBITDA ratio of not more than 3.25 to 1.0, with a step down to 3.0 to 1.0 at December 31, 2014, (3) a Maximum Consolidated Total Debt to Consolidated Adjusted EBITDA ratio of not more than 4.0 to 1.0 with a step down to 3.75 to 1.0 at December 31, 2014, and (4) a minimum Tangible Net Worth.

The Credit Agreement includes customary events of default that, include among other things, non-payment, inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy, insolvency defaults, and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate equal to 3.00% above the applicable Base Rates plus the applicable spreads as outlined in the Credit Agreement.

Guarantee & Security Agreements

On August 19, 2013, the Company, the U.S. Borrowers individually, Manitex LLC and Liftking, Inc. provided a guaranty (the “Guaranty”) to Comerica. The Guaranty (See Exhibit 10.2) unconditionally jointly and severally guarantees all the U.S. and Canadian Borrowers obligations under the Credit Agreement. The Guaranty does not amend, restate or replace a guarantees dated December 23, 2011 by the Company and Manitex LLC in favor of Comerica with respect to the the Specialized Canadian Export Facility Note.

On August 19, 2013, the Company, the U.S. Borrowers individually, Manitex LLC and Liftking, Inc. executed a security agreement (“U.S. Security Agreement”) in favor of Comerica, as the U.S. and Canadian Agent for the U.S. and Canadian Lenders. The U.S. Security Agreement (see Exhibit 10.3) gives the lenders a security interest in substantially all the tangible and intangible assets of the Company and its subsidiaries located in the United States, except for real estate and equipment located at the Company’s Elk Point South Dakota facility and leased equipment. Additionally, the Company pledged the stock of all stock of all its U.S. subsidiaries and 65% of the shares of Manitex LIftking ULC.

On August 19, 2013, Manitex LIftking, ULC executed a security agreement (the “Canadian Security Agreement”) in favor of Comerica as the Canadian Agent for the Canadian Lenders. The Canadian Security Agreement (See Exhibit 10.4) gives the lenders a security interest in substantially all the tangible and intangible assets of Liftking.

The above summaries of the Credit Agreement, the Guaranty, the U.S. Security Agreement and the Canadian Security Agreement are qualified in their entirety by reference to the copies of such agreements, which are attached as Exhibits 10.1, 10.2, 10.3, and 10.4 to this Current Report on Form 8-K and incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.

The Financing replaces the all existing credit facilities between and among the Company, the Company’s subsidiary and Comerica, except for the $2.0 million Specialized Canadian Export Facility. The credit facilities terminated include the $32 million U.S. revolving credit facility (Second Amended and Restated Credit Agreement dated April 11, 2007 as subsequently amended), the $8 million Canadian revolving credit facility (Letter Agreement between Manitex ULC and Comerica Bank dated December 29, 2006 as subsequently amended) and a $2 million revolving credit facility – equipment line (Letter Agreement dated May 5, 2010 as subsequently amended).

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Shell Company Transactions.

Not applicable.

(d) Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANITEX INTERNATIONAL, INC.

By:	/S/ DAVID H. GRANSEE
Name:	David H. Gransee
Title:	Vice President and Chief Financial Officer

Date: August 20, 2013

EXHIBIT INDEX

Exhibit Number

10.1	Credit Agreement Dated as of August 19, 2013 by and among Manitex International, Inc., Manitex, Inc., , Manitex Sabre, Inc., Badger Equipment Company and Manitex Load King, Inc. as the U.S. Borrowers, Manitex Liftking ULC, as the Canadian Borrower, The Other Persons Party hereto that are designed as credit parties, Comerica Bank, for itself as U.S. Revolving Lender, a U.S. Term Lender, the U.S. Swing Line Lender and a U.S. L/C Issuer and as U.S. Agent for All Lenders , Comerica through its Toronto branch, for itself, as a Canadian Lender and the Canadian Swing Line Lender and as Canadian Agent for all Canadian Lenders, The Other Financial Institutions now or hereafter party hereto, as lenders, Comerica as Administrative Agent, Sole Lead Arranger and Sole Bookrunner.

10.2	Guaranty dated August 19, 2013 of Manitex International, Inc., Manitex, Inc., Manitex Sabre, Inc., Badger Equipment Company, Manitex Load King, Inc., Liftking , Inc. and Manitex, LLC

10.3	Security Agreement dated August 19, 2013 by and among Manitex International, Inc., Manitex, Inc., Manitex Sabre, Inc., Badger Equipment Company, Manitex Load King, Inc., Liftking, Inc. and Manitex, LLC and Comerica Bank, as Agent.

10.4	Security Agreement dated August 19, 2013 between Manitex Liftking, ULC and Comerica Bank, as Canadian Agent